Prospectus Supplement No. 1 dated April 30, 1998 to the Prospectus of Pen Interconnect, Inc., dated August 29, 1997, as amended on February 4, 1998 (the "Prospectus") included in Registration.

         Statement on Form S-3, No. 333-29927.


         Capitalized terms used herein and not defined herein have the meanings given in the Prospectus. The information in the following paragraph replaces the corresponding information included under "Selling Security Holders."

                            SELLING SECURITY HOLDERS

     An aggregate of 2,068,404 shares of Common Stock are being offered for sale by Selling Security Holders. The following table sets forth certain information with respect to the Selling Security Holders. The Company will not receive any of the proceeds from the sale of the shares of Common Stock, although it will receive proceeds from the exercise of the Warrants, if exercised.


                             Beneficial  Ownership                   Beneficial  Ownership
                              of Shares of Common      Securities     of Shares of Common
Selling Security Holders      Stock Prior to Sale      to be Sold      Stock After Sale
------------------------------------------------------------------------------------------
KLS Enterprises                      100,000            100,000            0
------------------------------------------------------------------------------------------
Rahim Kab                             10,000             10,000            0
------------------------------------------------------------------------------------------
The Trading Post, Inc.               481,979            481,979            0
------------------------------------------------------------------------------------------
Milton Haber                          47,222             47,222            0
------------------------------------------------------------------------------------------
Gordon Mundy                          90,000             90,000            0
------------------------------------------------------------------------------------------
Lawson Rollins                        20,000             20,000            0
------------------------------------------------------------------------------------------
Sanjay Achary                          5,000              5,000            0
------------------------------------------------------------------------------------------
Sara Leifer                           50,000             50,000            0
------------------------------------------------------------------------------------------
Joel Marks                           125,000            125,000            0
------------------------------------------------------------------------------------------
Louis F. Centofanti                   50,000             50,000            0
------------------------------------------------------------------------------------------
Ira Weingarten                        44,444             44,444            0
------------------------------------------------------------------------------------------
Yeshiva Beth Hillel                   46,190             46,190            0
------------------------------------------------------------------------------------------
Lisa Grossman                        150,000            150,000            0
------------------------------------------------------------------------------------------
Greendel Equities, Inc.              100,000            100,000            0
------------------------------------------------------------------------------------------
Redstone Securities, Inc.            450,000            450,000            0
------------------------------------------------------------------------------------------
Meyer Jeger                           92,379             92,379            0
------------------------------------------------------------------------------------------
The Cerplex Group                     25,000             25,000            0
------------------------------------------------------------------------------------------
Martin Chopp                          46,190             46,190            0
------------------------------------------------------------------------------------------
CLR Associates                        64,167             64,167            0
------------------------------------------------------------------------------------------
KOSTECH SMALL CAP RESEARCH             3,333              3,333            0
------------------------------------------------------------------------------------------
National Bank of Canada               10,000             10,000            0
------------------------------------------------------------------------------------------
Alan Weaver                            7,500              7.500            0
------------------------------------------------------------------------------------------
Neyla Kizner                          20,000             20,000            0
------------------------------------------------------------------------------------------

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